Exhibit 99.1

April 4, 2011

LFBG - CEO Outlook

To our Shareholders:

It is apparent that based upon this week’s questions, investors are not taking the time to read previous press releases or filings. As you know, my focus must remain on building a profitable business and not taking an unreasonable amount of time to point investors to information I have already stated and spent thousands of dollars to publish. For this reason, I am requesting that investors more carefully read our current and historical 8-Ks and press releases before asking questions. If you are a shareholder and do have a question, once you have read our public notices, we still welcome your questions on the Contact Us page of our website; Reason for Contact “Investors Only.” And I intend to continue answering your questions twice per month.

The following represent questions received on our website from investors over the past couple of weeks.

1.

What new games are planned for release in 2011?

RESPONSE: This information was already announced in a previous press release found at: http://markets.financialcontent.com/ir/?Module=MediaViewer&GUID=17663022&Ticker=LFBG

2.

Will there be any advertising for Easter?

RESPONSE: We already announced our MOPS sponsorship featuring a Charlie Church Mouse coloring contest for kids. To find out more, go to a previous press release at: http://markets.financialcontent.com/ir/?Module=MediaViewer&GUID=17476771&Ticker=LFBG

3.

I recently went to a Family Christian Bookstore and tried to order a King Solomon’s Trivia Challenge and it was on backorder.  Is there enough product to stock stores?

RESPONSE: Five games per store were ordered; but likely had not yet arrived when you checked.

4.

Can you give any indication of how sales have been in January and February?  Are sales better for January and February this year as compared to last year?

RESPONSE: Financial results will be published after completion of our annual audit which we are working on. Our fiscal year ends March 31. However, I will say that sales for the quarter ending March 31, 2011 are substantially higher than last year, during the same quarterly period.

5.

At one time we were focused on moving to all the main consoles and now it seems we are changing course and focusing more on iPad and Android platforms.  Can you explain why the change of direction and will we also be moving to the main consoles at some point?

RESPONSE: Due to consumer habit changes resulting from the introduction of the iPad, iPhone and Android markets, and the growth of social network gaming, investments involving millions of dollars “per game” on traditional console platforms (Xbox 360, Wii, PlayStation 3) must be made more carefully. At present, we cannot afford to acquire more than a million dollars in inventory (the cost for one release on these platforms) only to discover the market has moved-on as a result of fragmentation. Whatever we do on the consoles, we must have the assurance such a release will be reasonably successful right out of the gate. And it is for this reason that we believe Praise Champion 2 will be that product on the Nintendo Wii, likely for release around Easter next year. But first, we must see that other Karaoke games from Disney and others continue to sell well this Christmas. This year, however, we are releasing two of our games on iPhone and Android with one on the iPad. We will review their sales before contemplating our precise SKU plan for 2012.

6.

Some investors are concerned that they have not been able to find any information on Modesa Enterprises LLC.  Can you tell us why there is no available information and how do we know this corporation exists?  What is the source of the funding, meaning, where is the money coming from? Is there a way you can have a lawyer confirm that the corporation exists in a legal letter that can be shared with investors?

RESPONSE: This issue originally surfaced by a message board poster. As a result, one of our investors contacted the SEC who responded stating that our Company does not have to disclose the personal identity of the funder, the owner of Modesa Enterprises LLC. It is important to beware of those who choose their own way, despite the truth of a matter.

One dilemma of the Internet is that it allows people without a platform to publish on the same level with someone who has worked their entire life and career to a certain level of success, invested everything they own, only then to answer investor questions which were created in the mind of an accuser on a message board who won’t even share his name, share position or motive. It’s truly absurd.

7.

When will the deal with Modesa Enterprises LLC be finalized?

RESPONSE: The deal was signed already, as previously stated in February. However, as a result of the PCAOB’s deal with our former auditor, which was cut behind closed doors, our company unfairly lost validated 2 year financials which are required before any registration statement can be approved by the SEC. Therefore, after hiring our new audit firm, we have begun working hard to complete a new 2 year audit as quickly as possible. Should we complete the audit in the timeframe allowed to complete our 1 year audit, our financials would be posted by June 30th and in the event the SEC only required 60 days to approve our Modesa Enterprises LLC registration statement, the soonest shares could be issued to Modesa Enterprises LLC for sales would be September 1, 2011. Whenever we can complete the new 2 year audit will likely have much to do with the date our deal with Modesa Enterprises LLC can materially benefit the company.

8.

How much of the $10 million in funding from Modesa Enterprises LLC will be used in 2011?  How do you plan to make the most of this $10 million? Has there been any effort in reducing or minimizing the cost of operating?  For example, reducing the cost for new game/platform development, sales, marketing and public relations?

RESPONSE: Initially, we plan to use only the funds necessary to release our 2011 products and successfully launch our church market programs. We have consolidated 3 positions and expect our marketing expenses for 2011 to be substantially lower than in 2010. Our strategy is to reduce our debts and build a large cash position so that the company can take advantage of opportunities when they arise.

9.

What are you plans for MyPraize.com?  How will it be used to promote LFBG?

RESPONSE: As previously stated, we expect MyPraize to become one of the largest Christian social networks over the next several years. All new games released for Christmas 2011 will include automatic registration in MyPraize.com.

10.

You had recently mentioned you wanted to own 10% of the company. Do you have a timeframe for accomplishing this and what is your target share price?

RESPONSE: I don’t know; probably after I have accomplished more for the benefit of investors.

11.

Do you still have plans to move LFBG to a larger exchange?  If so, when?

RESPONSE: The decline of the OTCBB in favor of the OTCQB (where we are now listed) was profound. Now that OTC Markets runs these new markets, we believe it will be advantageous to first get onto the new OTCQX market before thinking about another exchange.

12.

One of the biggest concerns for an investor is the number of shares outstanding. Please explain how the number of outstanding shares has grown so high?

RESPONSE: The only way we have been able to fight against the illegal market forces is to protect our original investor base of private, accredited investors. The only way we could do this when market-makers have been cremating the price of our stock is to provide a lot more shares to our private investors for considerably less money. It has worked and we remain in good standing with our largest private investors. But unfortunately, the tremendous increase in our authorized shares has hurt the public investor because of our proactive response to market-maker downward stock manipulators. For example, how is it we once had a market-cap 5 years ago of more than $200 million dollars and we had not yet released a single game? And now that we have sold our first million dollars in product in a single quarter, announcing we are the only profitable and largest Christian video game publisher in the world, that we have a market cap of just $6 million?

This manipulation has caused us to increase our authorized shares to protect our private investor base for those who have averaged-down. It is truly shameful that law and regulations intended to prevent non-accredited investors (like most of our public investors) from losing money by participating in private placement transactions, are also prevented from participating in offerings to average-down and recover their losses. For this reason, I have tasked SEC counsel to help me find a way to hire non-accredited investors who seek to see us become successful by becoming a public relations army that will be compensated with shares and not cash. If they are able to determine how this can be accomplished in accordance with SEC Rules and Regulations, we will ask those interested to indicate so by sending us an email from our Contact Us page; putting Reason for Contact to Investors Only.

13.

Many investors feel that LFBG communications and press releases over the past several months have not been consistent with the actions taken by the company. What is being done to alleviate these concerns to show a more decisive and consistent management?

RESPONSE: The issue is not consistency or decisiveness. The issue has been a matter of public relations. Strategically, it has been very difficult to be an emerging growth company in markets where traders can be incentivized to prey on a company’s weakness. No amount of improved public relations can combat the shenanigans of market-maker manipulation.

We are now the world’s first profitable and largest Christian video games publisher. Despite these accomplishments, although remarkable, the over-the-counter market has been fraught with illegal trading activities which without question affect how a stock trades. And although regulation SHO has done much to help, market-makers and brokers now conduct themselves in a manner which allows them to manipulate stocks legally. One simple example of this fact is that when a certificate is deposited by an investor at a brokerage, most (not all) brokerages send the stock certificate back to our transfer agent to have the shares placed into what is called “street name”. In this way, market makers can (and often do) illegally short against these shares in a manner which appears legal or loan them to other market-makers without FINRA knowing they really don’t own the shares they are moving, trading, or manipulating. Vanguard appears to be the only firm I’ve seen that actually sells the shares for a client first, then asks the transfer agent to put the pending sales into their street name. Because I’m aware of virtually no other brokerage which does it right like Vanguard, I believe the degree of illegal trading of our stock and all others on similar exchanges is immeasurable.

The last time I contacted FINRA directly about our stock being manipulated (shorted) in 2009, I published a report nearly proving it. So what did FINRA do? They investigated our own claims of a Walmart test with the veracity intending to kill our company. They actually wanted me to prove I had communication with Walmart’s CEO. \And because of this experience, I do not believe it is in our investors’ best interest for me to contact FINRA and ask them to do anything to better regulate the markets. However, if and when the SEC does review our filings and disclosures, I am hopeful they will investigate to see that my claims are true and work more effectively to regulate our markets, especially for the benefit of the small investor.

For the small public investor in our company, averaging-down has historically been the best strategy. Even before we announced operational profitability, our stock has moved up seasonally 2 times at Christmas time. But often, investors who have tried the average-down strategy have either run out of cash or become fatigued by manipulators wearing them down psychologically with lower and lower prices. Of course, first check with your financial advisor, but I believe it is very important to pursue the average-down strategy because so long as the manipulators are in the game driving down prices, we will continue to issue additional shares to fight against them. Eventually, our company’s success will be undeniable and large enough institutional investors will become involved. And this, I believe even as a penny stock, will bring the market share price stability we are all looking for. If we meet our goals this year as we did last year, I’m fairly sure institutional investors will begin following us before Christmas.

14.

The stock price has been falling in the past few months after just being over a penny back in December. What is LFBG doing to help bring the price per share back to reasonable numbers?  When do you expect the price to turn around?

RESPONSE: As explained above, I have no control over market prices. However, if history is an indicator, it appears market-makers for the past 2 years like to take the stock low in the earlier part of the year and let it move upward in the fall and winter months.

15.

Are there any plans to decrease the number of outstanding shares and, if so, how will it be done?

RESPONSE: Eventually when our market becomes more orderly, we hope to see dilution not continue as a result of a strategy to combat market-maker manipulation. But instead, we’ll use our stock as a security to acquire other worthwhile companies and reward employees. A buy-back could occur, but only once our cash position becomes sufficient and we can use such cash to minimize ongoing market-maker manipulation.

16.

With the price per share in decline, will you do a reverse-split?

RESPONSE: Currently, I have no desire to do a reverse-split whatsoever. The same manipulating market-makers that are doing this very much want us to do a reverse-split at these levels, so they can do it again and again until a company is out of business. Did you know that, according to one of our advisors, the SEC does not require any market-maker to pay for any short position on a company which has gone out of business? Don’t you think it might be good if FINRA plugged that hole, too?

17.

What is your sentiment about the current position and future of Left Behind Games?

RESPONSE: The last time I was this excited was back in the early 90s before our release of the world’s first 3D football game; which everyone knows went on to become John Madden Football and the most successful sports simulation of all time; a billion dollar brand currently owned by Electronic Arts. I’m not saying I think our challenges are over. But, I have confidence that eventually institutional investors will catch on to the value of our intellectual properties, distribution channels and specialized development teams to capitalize on our unique market niche. And I expect their deep pockets to decrease the volatility of our share price and market cap, which should benefit all long-term investors.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.